EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SUN HEALTHCARE GROUP, INC.,
As Amended

               The present name of the corporation is Sun Healthcare Group, Inc. (the "Corporation").  The Corporation was incorporated under the name "Sun Healthcare Group, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 15, 1993.  This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 245 and 303 of the General Corporation Law of the State of Delaware.  Provision for the filing of this Restated Certificate of Incorporation is contained in an order dated February 6, 2002, of the United States Bankruptcy Court for the District of Delaware, in In re Sun Healthcare Group, Inc., Debtors, Chapter 11, Case No. 99-3657 (MSW) (the "Order").  The date of filing of the Bankruptcy was October 14, 1999.  The confirmation date was January 31, 2002.  The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                    FIRST.  The name of the Corporation is Sun Healthcare Group, Inc.

                    SECOND.  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                    THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                    FOURTH.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares, divided into:

                    (a)  Fifty Million (50,000,000) shares of common stock with One Penny ($.01) par value;

                    (b)  Ten Million (10,000,000) shares of preferred stock with One Penny ($.01) par value.

                    FIFTH.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix or, subject to applicable law, alter the designation, number, voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                    (a)  The number of shares constituting that series and the distinctive designation of that series;

                    (b)  The rights in respect of dividends, if any, of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right of priority, if any, of payment of dividends on shares of that series;

                    (c)  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                    (d)  Whether the series shall have a right to elect one or more directors, and if so, the term or terms of such directors;

                    (e)  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                    (f)  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date of date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                    (g)  Whether that series shall have a sinking fund for the redemption of purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                    (h)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                    (i)  Any other relative rights, preferences and limitations of that series.

                    SIXTH.  Notwithstanding Articles FOURTH and FIFTH hereof, the Corporation shall not be authorized to issue non-voting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided however that this Article Fifth will have no further force and effect beyond that required by Section 1123 of the Bankruptcy Code.

                    SEVENTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                    EIGHTH.  (a)  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the "Board").  Except as otherwise provided for or fixed pursuant to the provisions of Article FIFTH of this Restated Certificate of Incorporation relating to the rights of the holders of any series of preferred stock to elect additional directors, the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board.

                         (b) Subject to the rights of the holders of any one or more series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the

Board.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.

                         (c)  Except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the provisions of Article FIFTH hereof, any director, or the entire Board, may be removed from office at any time, with or without cause and only by the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                         (d)  During any period when the holders of any series of preferred stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FIFTH hereof, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such preferred stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall automatically be reduced accordingly.

                    NINTH.  (a)  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend, alter and repeal the by-laws of the Corporation.

                         (b)  Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, amend, alter or repeal the by-laws of the Corporation.

                    TENTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                    ELEVENTH.  All corporate powers shall be exercised by or under the direction of the Board except as otherwise provided by law or by this Restated Certificate of Incorporation.  There shall be no limitation on the qualification of any person to be a director or on the ability of any director to vote on any matter brought before the Board or any committee thereof, except (i) as required by applicable law, (ii) as set forth in this Restated Certificate of Incorporation or (iii) as set forth in any by-law adopted by the Board.

                    TWELFTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, or repeal Article EIGHTH, Article NINTH, Article TENTH or this Article TWELFTH, of this Restated Certificate of Incorporation.

                    IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation as of February 25, 2002.

SUN HEALTHCARE GROUP, INC.

By: /s/ Robert F. Murphy
Name: Robert F. Murphy
Office: General Counsel & Secretary

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Sun Healthcare Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"FOURTH.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Thirty Five Million (135,000,000) shares, divided into:

(a)  One Hundred Twenty Five Million (125,000,000) shares of common stock with One Penny ($.01) par value; and
(b) Ten Million (10,000,000) shares of preferred stock with One Penny ($.01) par value.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of June , 2007.

By:	/s/ Michael T. Berg
Authorized Officer
Title:	Secretary
Name:	Michael T. Berg